SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 11, 2010 (February 9, 2010)
Republic Services, Inc.
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation)

1-14267 (Commission File Number)	65-0716904 (IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona (Address of principal executive offices)	85054 (Zip Code)
Registrant’s telephone number, including area code (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On February 9, 2010, the Compensation Committee of our Board of Directors adopted the Republic Services, Inc. Executive Separation Policy (the “Policy”). The Compensation Committee established the Policy to carry out its intent to cover executives who may be hired or promoted in the future under the Policy rather than entering into individualized employment agreements with those executives. The Policy will be in effect for any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Executive Vice President, Senior Vice President, Vice President or Area President (collectively, the “Covered Executives”) who does not have an employment agreement with the Company. Michael Rissman is the only executive officer who is currently covered under the Policy.
     Under the Policy, Covered Executives (other than those who have employment agreements) will receive severance benefits if their employment is terminated by us without cause (as defined in the Policy). The severance benefits for those individuals who are “Named Executive Officers” for purposes of our annual proxy statement include: (1) 24 months of continued base salary; (2) pro-rated annual bonus based upon actual performance for the year of termination; (3) continued vesting of stock options and other equity awards for one year; and (4) continued medical benefits for up to 24 months.
     The Policy also provides for enhanced severance benefits for a termination without cause or a resignation for good reason (as defined in the Policy) within one year following a change in control (as defined in the Policy). These enhanced benefits for Named Executive Officers include: (1) lump sum severance (two times base salary and target bonus); (2) full and immediate vesting of stock options and other equity awards; (3) stock options remain exercisable for up to one year following termination of employment; (4) continued medical for up to two years; and (5) payment of long-term incentives at targeted amounts.
     Severance benefits under the Policy are payable only if the employee has signed the Company’s Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement and has executed a separation agreement on the appropriate form provided by the Company which contains a full release of all claims that the employee may have against the Company. The Company may modify or terminate the Policy prior to a change in control for all employees who have not had a termination of employment prior to the modification or termination as long as the modification applies to all executives in the same position category.
     In connection with his promotion to General Counsel, Mr. Rissman agreed to the cancellation of his former employment agreement in return for his participation in the Policy. His severance benefits under the Policy will be similar to those provided under his former employment agreement, except that: (1) his severance amounts will be increased from a level of one time to two times his base salary (or, in the case of his termination without cause or for good reason within one year following a change in control, from a level of one time to two times his base salary plus target bonus) which is the severance amount provided under the Policy to eligible Named Executive Officers; and (2) continued medical benefits will be increased from one to two years.
     A copy of the following documents pertaining to Mr. Rissman’s employment are attached as Exhibits 10.1, 10.2, 10.3, and 10.4, respectively: (1) former employment agreement, (2) memorandum acknowledging the termination of the former employment agreement, (3) memorandum offering Mr. Rissman the promotion to General Counsel and, (4) Mr. Rissman’s new Non-Solicitation, Confidentiality and Arbitration Agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits

Exhibit No.	Description

10.1	M. Rissman Former Employment Agreement, effective December 5, 2008.

10.2	Memorandum, dated February 9, 2010.

10.3	Memorandum, dated August 17, 2009.

10.4	M. Rissman Current Non-Solicitation, Confidentiality and Arbitration Agreement, dated February 9, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 11, 2010

REPUBLIC SERVICES, INC.
By:	/s/ Tod C. Holmes
Tod C. Holmes
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Charles F. Serianni
Charles F. Serianni
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)